SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 22, 2005

T-3 ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19580	76-0697390
(State or Other Jurisdiction
of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13111 Northwest Freeway, Suite 500
Houston, Texas 77040
(Address of principal executive offices) (zip code)

(713) 996-4110
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a) Not Applicable

(b) Not Applicable

(c) On April 19, 2005, T-3 Energy Services, Inc.’s (the “Company”) Board of Directors elected Michael T. Mino to serve as the Company’s Chief Financial Officer. Mr. Mino has served as Vice President, Corporate Controller and Secretary of the Company since August 2002. Prior to that time, he served as Vice President, Chief Financial Officer, Secretary and Treasurer of the Company since the consummation of the merger with Industrial Holdings, Inc. on December 17, 2001. From March 2000 until the merger, Mr. Mino served as Vice President and Chief Financial Officer of the former T-3 Energy Services, Inc., which was acquired in the merger. From July 1997 until March 2000, he served as Chief Financial Officer, Secretary and Treasurer of Tulsa Industries, Inc., a manufacturer of oilfield equipment headquartered in Tulsa, Oklahoma. From July 1995 until July 1997, he served as Chief Financial Officer of Intellicard Communications, Inc., a privately held reseller of long distance services. Prior to then, Mr. Mino was in public accounting for eighteen years with PricewaterhouseCoopers L.L.P., the last six of which he served as a partner in the firm’s Business Assurance Division.

      Mr. Mino has an employment agreement with the Company. The agreement is for a one-year term commencing March 2000 and is automatically renewed at the end of each calendar month such that the remaining term of the agreement is always one year. The agreement contains a non-competition covenant for two years after termination of the agreement and standard confidentiality covenants with respect to the Company’s trade secrets. The agreement also provides for monthly severance payments (i) for a period of one year equal to the employee’s monthly base salary on termination of employment by the Company other than due to death, disability or cause (as defined in the agreement) and (ii) for a period of two years equal to the employee’s monthly base salary, if, within 18 months of a change of control transaction, the executive has a material demotion in his title or responsibilities or is transferred outside of Houston, Texas, and the executive resigns within 60 days after that demotion or transfer.

(d) Not Applicable

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T-3 ENERGY SERVICES, INC.
Date: April 22, 2005	By:	/s/ Michael T. Mino
Michael T. Mino
Chief Financial Officer and Vice President

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